As filed with the Securities and Exchange Commission on September 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Outset Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	20-0514392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3052 Orchard Dr.

San Jose, California 95134

(669) 231-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leslie Trigg

Chief Executive Officer

Outset Medical, Inc.

3052 Orchard Dr.

San Jose, California 95134

(669) 231-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank F. Rahmani Robert A. Ryan Helen Theung Sidley Austin LLP 555 California Street, Suite 2000 San Francisco, CA 94104 (650) 565-7000	Nathan Ajiashvili Brian Cuneo Salvatore Vanchieri Jr. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-248225

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)(3)
Common stock, $0.001 par value per share	1,553,777	$27.00	$41,951,979	$5,446

(1)

The Registrant is registering 1,553,777 shares of common stock pursuant to this Registration Statement, which includes 202,666 shares which the underwriters have the option to purchase. Does not include shares of common stock that the Registrant previously registered on Registration Statement on Form S-1 (File No. 333-248225), as amended (the “Registration Statement”).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.
(3)

The Registrant previously registered 8,740,000 shares of its common stock on the Registration Statement, which was declared effective by the Securities and Exchange Commission on September 14, 2020, for which the registrant previously paid a filing fee of $27,227. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having the proposed maximum aggregate offering price of $41,951,979 is hereby registered, which includes shares the underwriters have the option to purchase.

This registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Outset Medical, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-248225) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on August  21, 2020, and subsequently amended on September 9, 2020, and which the Commission declared effective on September 14, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.001 per share, offered by the Registrant by 1,553,777 shares, 202,666 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit number	Description

5.1	Opinion of Sidley Austin LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1†	Power of Attorney

†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-248225) filed with the Commission on August 21, 2020, and subsequently amended on September 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 14th day of September 2020.

Outset Medical, Inc.

By:	/s/ Leslie Trigg
Leslie Trigg
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leslie Trigg	President and Chief Executive Officer; Director (Principal Executive Officer)	September 14, 2020
Leslie Trigg

/s/ Rebecca Chambers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2020
Rebecca Chambers	Chairman of the Board of Directors
*		September 14, 2020
D. Keith Grossman

*	Director	September 14, 2020
Thomas J. Carella

*	Director	September 14, 2020
Patrick T. Hackett

*	Director	September 14, 2020
Jim Hinrichs

*	Director	September 14, 2020
Ali Osman

*By:	/s/ Leslie Trigg
Leslie Trigg Attorney-in-Fact